Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

November 2008 Performance Update

The Frontier Fund Supplement Dated December 9, 2008 to Prospectus Dated May 27, 2008

T H E    F RO N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

November performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	November 28, 2008 MTD	November 28, 2008 YTD	NAV / Unit
Balanced Series-2	3.63%	23.32%	$138.11
Balanced Series-2a	3.64%	23.14%	$117.56
Campbell/Graham/Tiverton Series-2	3.05%	19.70%	$119.94
Currency Series-2	-2.03%	-3.14%	$107.51
Long/Short Commodity Series-2	-2.13%	0.33%	$107.54
Winton/Graham Series-2	4.05%	23.86%	$129.26
Winton Series-2	5.41%	15.30%	$136.75
Long Only Commodity Series-2	-8.38%	-30.84%	$79.55
Managed Futures Index Series-2	8.35%	30.64%	$136.42

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of November 28, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$821,697.94
Unrealized trading gain/(loss)	1,799,255.63
Less: commissions	(24,477.71)
Less: FCM fees	(31,103.73)
Foreign currency gain/(loss)	(1,273.84)
Interest income	33,572.83

Total Income	2,597,671.12

EXPENSES

Management fees	21,828.93
Incentive fees	363,528.56

Total Expenses	385,357.49

Net Income (Loss)	$2,212,313.63

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	452,952.62022	$60,366,121.50	133.27
Current month additions	10,563.93687	1,426,935.00
Current month redemptions	(4,906.54639)	(665,783.06)
Net Income (loss) for current month		2,212,313.63

Net Asset Value, end of current month	458,610.01070	$63,339,587.07	138.11

	Monthly rate of return		3.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$26,502.91
Unrealized trading gain/(loss)	56,288.93
Less: commissions	(772.76)
Less: FCM fees	(984.05)
Foreign currency gain/(loss)	(39.26)
Interest income	3,320.09

Total Income	84,315.86

EXPENSES

Trading Fee	1,751.59
Management fees	1,035.84
Incentive fees	11,465.51

Total Expenses	14,252.94

Net Income (Loss)	$70,062.92

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,087.30248	$1,938,267.53	113.43
Current month additions	86.42657	10,000.00
Current month redemptions	(314.73907)	(36,416.94)
Net Income (loss) for current month		70,062.92

Net Asset Value, end of current month	16,858.98998	$1,981,913.51	117.56

	Monthly rate of return		3.64%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$165,727.87
Unrealized trading gain/(loss)	115,930.33
Less: commissions	(752.48)
Less: FCM fees	(3,237.47)
Foreign currency gain/(loss)	(450.20)
Interest income	3,104.97

Total Income	280,323.02

EXPENSES

Management fees	16,106.15
Incentive fees	48,148.59

Total Expenses	64,254.74

Net Income (Loss)	$216,068.28

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	60,110.00199	$6,995,766.65	116.38
Current month additions	1,934.41985	229,347.00
Current month redemptions	(98.21141)	(11,592.96)
Net Income (loss) for current month		216,068.28

Net Asset Value, end of current month	61,946.21043	$7,429,588.97	119.94

	Monthly rate of return		3.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                      /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$16.44
Unrealized trading gain/(loss)	(350,497.85)
Net change in inter-series payables	299,484.51
Less: FCM fees	(8,026.21)
Interest income	9,694.18

Total Income	(49,328.93)

EXPENSES

Management fees	8,190.83
Incentive fees	—

Total Expenses	8,190.83

Net Income (Loss)	$(57,519.76)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	23,229.95500	$2,549,181.78	109.74
Current month additions	3,743.06957	408,125.00
Current month redemptions	—	—
Net Income (loss) for current month		(57,519.76)

Net Asset Value, end of current month	26,973.02457	$2,899,787.02	107.51

	Monthly rate of return		-2.03%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                  /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(896,387.03)
Unrealized trading gain/(loss)	694,171.46
Less: commissions	(5,950.60)
Less: FCM fees	(4,582.80)
Foreign currency gain/(loss)	147.36
Interest income	13,746.80

Total Income	(198,854.81)
EXPENSES

Management fees	33,836.29
Incentive fees	(7,543.13)

Total Expenses	26,293.16

Net Income (Loss)	$(225,147.97)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	94,701.53510	$10,405,599.72	109.88
Current month additions	4,771.13606	517,211.00
Current month redemptions	(120.42646)	(13,054.58)
Net Income (loss) for current month		(225,147.97)

Net Asset Value, end of current month	99,352.24470	$10,684,608.17	107.54

	Monthly rate of return		-2.13%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$405,517.23
Unrealized trading gain/(loss)	141,759.54
Less: commissions	(819.75)
Less: FCM fees	(4,024.66)
Foreign currency gain/(loss)	1,982.54
Interest income	4,709.97

Total Income	549,124.87
EXPENSES

Management fees	20,072.50
Incentive fees	25,104.10

Total Expenses	45,176.60

Net Income (Loss)	$503,948.27

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	98,742.61209	$12,267,199.88	124.23
Current month additions	5,405.45227	690,347.00
Current month redemptions	(229.82348)	(28,813.00)
Net Income (loss) for current month		503,948.27

Net Asset Value, end of current month	103,918.24088	$13,432,682.15	129.26

	Monthly rate of return		4.05%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                      /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$483,778.77
Unrealized trading gain/(loss)	133,306.88
Less: commissions	(513.53)
Less: FCM fees	(4,480.03)
Foreign currency gain/(loss)	323.75
Interest income	4,151.61

Total Income	616,567.45

EXPENSES

Management fees	17,897.89
Incentive fees	—

Total Expenses	17,897.89

Net Income (Loss)	$598,669.56

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	85,275.39678	$11,062,695.59	129.73
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		598,669.56

Net Asset Value, end of current month	85,275.39678	$11,661,365.15	136.75

	Monthly rate of return		5.41%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                      /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$(82,230.02)
Unrealized trading gain/(loss)	6,249.67
Less: commissions	—
Less: FCM fees	(303.58)
Foreign currency gain/(loss)	—
Interest income	1,230.96

Total Income	(75,052.97)

EXPENSES

Management fees	835.50
Incentive fees	—

Total Expenses	835.50

Net Income (Loss)	$(75,888.47)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	10,417.59355	$904,596.85	86.83
Current month additions	87.49277	7,000.00
Current month redemptions	—	—
Net Income (loss) for current month		(75,888.47)

Net Asset Value, end of current month	10,505.08632	$835,708.38	79.55

	Monthly rate of return		-8.38%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

November 30, 2008

(Unaudited)

Current Period
INCOME

Realized trading gain/(loss)	$8,505.42
Unrealized trading gain/(loss)	70,032.86
Less: commissions	(52.66)
Less: FCM fees	(293.54)
Foreign currency gain/(loss)	(104.18)
Interest income	1,391.34

Total Income	79,479.24

EXPENSES

Management fees	1,173.30
Incentive fees	—

Total Expenses	1,173.30

Net Income (Loss)	$78,305.94

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	8,127.26806	$1,023,280.54	125.91
Current month additions	1,755.49824	237,500.00
Current month redemptions	(2,265.81191)	(300,000.00)
Net Income (loss) for current month		78,305.94

Net Asset Value, end of current month	7,616.95439	$1,039,086.48	136.42

	Monthly rate of return		8.35%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2